                                                                    EXHIBIT 99.2

===============================================================================




                           CRC ASSET ACQUISITION, LLC,
                         GP3 ASSET ACQUISITION, LLC, and
                           GP4 ASSET ACQUISTION, LLC,





                                   as Borrower



                        ---------------------------------



                                   $6,750,000

                                 LOAN AGREEMENT

                            dated as of July 1, 2001

                        ---------------------------------





                       COMMERCIAL NET LEASE REALTY, INC.,

                                    as Lender

===============================================================================

                                TABLE OF CONTENTS

                                                                                            Page

SECTION 1. DEFINITIONS.......................................................................1

    1.1  Defined Terms.......................................................................1
    1.2  Other Definitional Provisions:......................................................7

SECTION 2. ADVANCE OF THE LOAN...............................................................7

    2.1  Loan................................................................................7
    2.2  Procedure for Loan Borrowing........................................................8
    2.3  Note................................................................................8
    2.4  Use of Proceeds of Loan.............................................................8

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST ON THE LOAN....................................8

    3.1  Monthly Payments of Principal and Interest..........................................8
    3.2  Prepayments of the Loan.............................................................8
    3.3  Interest............................................................................9
    3.4  Net Payments........................................................................9

SECTION 4. REPRESENTATIONS AND WARRANTIES....................................................9

    4.1  Limited Liability Company/Corporate Existence; Compliance with Law.................10
    4.2  Limited Liability Company/Corporate Power, Authorization,
         Enforceable Obligations............................................................10
    4.3  No Legal Bar.......................................................................10
    4.4  No Material Litigation.............................................................10
    4.5  No Default.........................................................................10
    4.6  No Real Property...................................................................11
    4.7  No Burdensome Restrictions.........................................................11
    4.8  Taxes..............................................................................11
    4.9  Federal Regulations................................................................11
    4.10 ERISA..............................................................................11
    4.11 Investment Company Act; Public Utility Holding Company Act;
         Other Regulations..................................................................11
    4.12 Assets.............................................................................11
    4.13 No Insolvency......................................................................11
    4.14 No Offsets.........................................................................12
    4.15 CFG Note...........................................................................12
    4.16 Sole Member of Borrower............................................................12

SECTION 5. CONDITIONS PRECEDENT.............................................................12

    5.1  Loan Documents.....................................................................12
    5.2  Closing Certificates of Borrower...................................................12
    5.3  Entity Structure...................................................................12
    5.4  Legal Opinions.....................................................................13
    5.5  Actions to Perfect Liens...........................................................13
    5.6  Lien Searches......................................................................13
    5.7  Merger.  The Merger shall be effective.............................................13
    5.8  Asset Purchase Agreement...........................................................13
    5.9  Financing Statements...............................................................13
    5.10 No Default or Event of Default; Representations and Warranties True................13
    5.11 Consents Obtained under the Asset Purchase Agreement...............................13
    5.12 No Bankruptcy Filings By or Against CFG............................................13
    5.13 Miscellaneous......................................................................14

SECTION 6. AFFIRMATIVE COVENANTS............................................................14

    6.1  Financial Statements...............................................................14
    6.2  Compliance Certificates; Other Information.........................................15
    6.3  Payment of Obligations.............................................................15
    6.4  Conduct of Business and Maintenance of Existence...................................15
    6.5  Maintenance of Property; Insurance.................................................15
    6.6  Inspection of Property; Books and Records; Discussions.............................16
    6.7  Notices.  Promptly give notice to the Lender of:...................................16
    6.8  Further Assurances.................................................................16
    6.9  Use of Proceeds the Loan...........................................................17
    6.10 Delivery of CFG Note to Trustee upon Default or Bankruptcy of CFG..................17

SECTION 7. NEGATIVE COVENANTS...............................................................17

    7.1  Limitation on Indebtedness.........................................................17
    7.2  Limitation on Liens................................................................18
    7.3  Limitation on Guarantee Obligations................................................18
    7.4  Limitation on Fundamental Changes..................................................18
    7.5  Limitation on Sale of Assets.......................................................18
    7.6  Limitation on Investments, Loans and Advances......................................18
    7.7  Limitation on Lines of Business....................................................18
    7.8  Limitation on Amendment of CFG Note, Articles of Organization,
         Limited Liability Company Agreement, Etc...........................................18

SECTION 8. EVENTS OF DEFAULT................................................................18


                                      -ii-
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
SECTION 9. MISCELLANEOUS....................................................................20

    9.1  Amendments and Waivers.............................................................20
    9.2  Notices............................................................................21
    9.3  No Waiver; Cumulative Remedies.....................................................22
    9.4  Survival of Representations and Warranties.........................................22
    9.5  Expenses...........................................................................22
    9.6  Successors and Assigns.............................................................22
    9.7  Counterparts.......................................................................23
    9.8  Severability.......................................................................23
    9.9  Integration........................................................................23
    9.10 GOVERNING LAW......................................................................23
    9.11 Submission To Jurisdiction; Waivers................................................23
    9.12 Acknowledgments....................................................................24
    9.13 WAIVERS OF JURY TRIAL..............................................................24

                                    EXHIBITS

     EXHIBIT A        Form of Note

                                 LOAN AGREEMENT


        THIS LOAN AGREEMENT is made and entered into as of July 1, 2001, by and among CRC ASSET ACQUISITION, LLC, a Michigan limited liability company ("CRCA"), GP3 ASSET ACQUISTION, LLC, a Michigan limited liability company and a wholly-owned subsidiary of CRCA ("GP3"), GP4 ASSET ACQUISTION, LLC, a Michigan limited liability company and a wholly-owned subsidiary of CRCA ("GP4" and together with GP3 and CRCA, the "Borrower"), and COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (the "Lender").



                                    RECITALS:


        WHEREAS, Captec Net Lease Realty, Inc., a Delaware corporation ("Captec"), has agreed to merge with and into the Lender pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), between the Lender and Captec in which the Lender shall be the surviving corporation (the "Merger");

        WHEREAS, in connection with the Merger, Captec, the Borrower and the Lender have agreed that equity ownership interests in certain entities and certain other assets belonging to Captec as of the date hereof (collectively, the "Assets") shall be sold to the Borrower as described in, and pursuant to, the Asset Purchase Agreement dated as of the date hereof, by and between Captec, the Borrower and the Lender, as the same may be amended, supplemented or otherwise modified from time to time (the "Asset Purchase Agreement");

        WHEREAS, the Borrower has requested that the Lender make a loan in the amount of Six Million Seven Hundred Fifty Thousand and 00/100 Dollars ($6,750,000.00) to the Borrower for the purpose of partially financing the Borrower's purchase of the Assets; and

        WHEREAS, the Lender is willing to make such loan to the Borrower only upon the terms, and subject to the conditions, set forth herein;

        NOW, THEREFORE, in consideration of the premises, representations and the mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate" means, (a) with respect to a corporation, any officer or director thereof, and any Person that is, directly or indirectly, the legal or beneficial owner of, or otherwise controls, more than five percent (5%) of any class of shares or other equity security of such Person, or any Person that directly or indirectly controls or is controlled by or is under common control with such Person, (b) with respect to a partnership, limited liability company or venture, any general partner, managing member general partner of a general partner or managing member, partnership with a common general partner or co-venturer or member thereof, or any sponsor of such partnership, as that term is used in any offering memorandum prepared in respect of any federal or state securities laws or the rules or regulations issued pursuant thereto, or any Person that, directly or indirectly, controls or is controlled by or is under common control with such partnership, limited liability company or venture and, if any general partner, managing member, or general partner of a general partner or managing member or co-venturer is a corporation, any Person that is an Affiliate as defined in clause (a) above of such corporation, and (c) with respect to any individual, any spouse of such individual and any lineal descendants of such individual, including adopted children and step-children who are under the age of 21 or who are living with and are financially dependent on such individual. "Control" of a Person (including the correlative meanings of "controls," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or as executor, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

        "Agreement" means this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

        "Asset Purchase Agreement" has the meaning set forth in the Recitals.

        "Assets" has the meaning set forth in the Recitals.

        "Borrower" has the meaning set forth in the Recitals.

        "Captec" has the meaning set forth in the Recitals.

        "Cash Flow" means as to any Person, all cash dividends, distributions and other amounts (and in the case of non-cash dividends or distributions, the fair-market value of all such dividends and/or distributions as determined by such Person in good faith at the time of receipt thereof) received by such Person from all sources, all calculated and determined in accordance with GAAP.

        "CFCP III" means Captec Franchise Capital Partners L.P. III, a Delaware limited partnership.

        "CFCP IV" means Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership.

        "CFG" means Captec Financial Group, Inc., a Michigan corporation.

        "CFG Note" means that certain Promissory Note from CFG in favor of Captec dated July 1, 1995, in the original principal amount of $25,000,000, as amended by an Amendment to Promissory Note between CFG and Captec dated as of October 1, 1996, as further amended by a Second Amendment to Promissory Note between CFG and Captec dated as of July 1, 1998, and as further amended by a Third Amendment to Promissory Note between CFG and Captec dated as of January 1, 1999.

        "Change of Control" means the occurrence of either of the following: (i) the failure of Patrick L. Beach to continue to directly own, free and clear of all Liens except for Liens in favor of the Lender, not less than 51% of the limited liability company interests of CRCA, or the failure of Patrick L. Beach to continue to own, hold and/or exercise managing member voting control of CRCA; provided that, Patrick L. Beach may transfer all or part of his other 49% membership interest in CRCA to W. Ross Martin, Franklin T. Czajka, his spouse, child, revocable trust controlled by him, a corporation or other entity controlled by or under common control with Patrick L. Beach, or to a qualified or unqualified retirement plan or account (e.g., an individual retirement account) owned by him, so long as any such transfer and the transferee thereof shall be bound by, and subject to, the provisions of this Agreement and the Security Documents, including but not limited to the Lien of the Lender pursuant to the Loan Documents; or (ii) the failure of CRCA to continue to own, directly or indirectly, in the aggregate, free and clear of all Liens except for Liens in favor of the Lender, 100% of the limited liability company interests of GP3 and GP4.

        "Closing Date" means the date on which the conditions precedent set forth in Section 5 shall be satisfied.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means (i) all tangible and intangible personal property and assets of CRCA, including all right, title and interest of CRCA in (aa) 300 shares of Class B Non-Voting Common Stock of FR I (excluding management fees),
(bb) 300 shares of Class B Non-Voting Common Stock of FR II (excluding management fees), (cc) ; (dd) FCV1 (including management fees); (ee) FCV1's interest in FCV, and (ff) the CFG Note, including all security related thereto,
(ii) all tangible and intangible personal property and assets of GP3, including either (W) the general partnership interest of GP3 in CFCP III (including management, acquisition and liquidation fees) to the extent that the consents set forth in Item 1 of Schedule 3.3 of the Asset Purchase Agreement have been obtained and GP3 has purchased such interest pursuant to the Asset Purchase Agreement, or (X) all of the economic benefits of ownership of CFCP III acquired by GP3 pursuant to Section 9.1(b) of the Asset Purchase Agreement, subject to the Lender's right to terminate such economic benefits of ownership pursuant to
Section 9.4 of the Asset Purchase Agreement, (iii) all tangible and intangible personal property and assets of GP4, including either (Y) the general partnership interest of GP4 in CFCP IV (including management, acquisition and liquidation fees) to the extent that the consents set forth in Item 2 of
Schedule 3.3 of the Asset Purchase Agreement have been obtained and GP4 has purchased such interest pursuant to the Asset Purchase Agreement, or (X) all of the economic benefits of ownership of CFCP IV acquired by GP4 pursuant to
Section 9.1(b) of the Asset Purchase Agreement, subject to the Lender's right to terminate such economic benefits of ownership pursuant to Section 9.4 of the Asset Purchase Agreement; (iv) that number of shares of the Lender's common and/or preferred stock received by Patrick L. Beach as the sole member of CRCA pursuant to the Merger equal to the result of $1,000,000 divided by the price per share of the Lender's common stock at the close of business on the day immediately prior to the Closing Date, as traded on the New York Stock Exchange and reported in the Wall Street Journal, and/or $25.00 per share for the Lender's preferred stock, as the case may be, provided that, the number of such pledged shares shall be fixed pursuant to the immediately preceding clause as of the Closing Date, and no adjustments to the number of such pledged shares shall be required thereafter based upon fluctuations in the market value of such pledged shares, and provided further that, for each $1.00 of principal repayment of the Loan in excess of $2,225,000 (the "Excess Amortization"), so long as no Default or Event of Default has occurred and is continuing, such pledged shares equal to 20% of the Excess Amortization shall be released from the Lien of the Lender under the Security Documents, and the calculation of the release amount shall occur quarterly until the Loan has been repaid in full, (v) the limited liability company interest of each Member in CRCA, and (vi) the limited liability company interest of CRCA as sole Member in GP3 and GP4. For purposes of the second proviso of clause (iv) of this Collateral definition, the pledged shares to be released from the Lien of the Lender shall be valued as of the time of pledge and delivery to the Lender pursuant hereto.

        "Commonly Controlled Entity" means any entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and which is treated as a single employer under Section 414 of the Code.

        "Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "CRCA" has the meaning set forth in the Recitals.

        "Default" means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "Dollars" and "$" mean dollars in lawful currency of the United States of America.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Event of Default" means any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "FCV" means FC Venture I, LLC, a Delaware limited liability company.

        "FCV1" means FCV No. 1, Inc., a Delaware corporation.

        "Fixed Rate" means nine percent (9.00%) per annum.

        "FR I" means Family Realty, Inc., a Delaware corporation.

        "FR II" means Family Realty II, Inc., a Delaware corporation.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "GP3" has the meaning set forth in the Recitals.

        "GP4" has the meaning set forth in the Recitals.

        "Guarantee Obligation" means, with respect to any Person, a guaranty, endorsement, or contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of such other Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business; provided, however, that the term "Guarantee Obligation" with respect to GP3 or GP4 shall not be construed to include any guarantee, obligation or commitment now existing or hereafter arising with respect to fulfillment of its respective duties, obligations and responsibilities as general partner of CFCP III or CFCP IV, as the case may be, in the ordinary course of business.

        "Indebtedness" means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all Guarantee Obligations of such Person; provided, however, that the term "Indebtedness" with respect to GP3 or GP4 shall not be construed to include any guarantee, obligation or commitment now existing or hereafter arising with respect to fulfillment of its respective duties, obligations and responsibilities as general partner of CFCP III or CFCP IV, as the case may be, in the ordinary course of business.

        "Lender" has the meaning set forth in the Recitals.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

        "Loan" has the meaning set forth in subsection 2.1.

        "Loan Documents" means this Agreement, the Note and the Security Documents.

        "Loan Parties" means the Borrower and Patrick L. Beach.

        "Mandatory Prepayment Event" has the meaning set forth in subsection
3.2.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this or any of the other Loan Documents, taken as a whole, in any manner that prevents the practical realization by the Lender of the benefits intended by such Loan Documents, or (c) the rights or remedies of the Lender hereunder or under any of the other Loan Documents, taken as a whole, in any manner that prevents the practical realization of the benefits purported to be provided by such rights and remedies with respect to the Lender's ability to realize upon the principal benefits or security intended to be provided by the Loan Documents.

        "Maturity Date" has the meaning set forth in subsection 3.1.

        "Note" has the meaning set forth in subsection 2.3.

        "Person" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Plan" means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Requirement of Law" means as to any Person, the Certificate of Incorporation, Certificate of Formation, Limited Liability Company Agreement, and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Security Documents" means the pledge and/or security agreements, assignments, control agreements and/or other documents and instruments to be entered into and delivered by the Loan Parties to the Lender at the Closing Date, all in form and substance satisfactory to the Lender, pursuant to which the Loan Parties shall grant a first priority security interest in favor of the Lender in all of the Loan Parties' right, title and interest in the Collateral.

        "Subsidiary" means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

        1.2     Other Definitional Provisions:

        (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto.

        (b) As used herein and in the Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP applied historically on a consistent basis by the Person to which they relate.

        (c) Words used herein, regardless of the number and gender, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and as used herein, unless the context otherwise requires, the words "hereof," "herein" and "hereunder," and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d) The term "including" shall be deemed to mean "including, without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise expressly provided. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

SECTION 2. ADVANCE OF THE LOAN

        2.1 Loan. Subject to the terms and conditions hereof, the Lender agrees to make a loan to the Borrower, jointly and severally, in the amount of Six Million Seven Hundred Fifty Thousand and 00/100 Dollars ($6,750,000.00) (the "Loan"). The Loan automatically shall be deemed to have been advanced in full to the Borrower on the Closing Date upon execution and delivery of the Note to the Lender pursuant to Sections 2.4 and 7.4 of the Asset Purchase Agreement. Amounts repaid or prepaid on the Loan may not be reborrowed.

        2.2 Procedure for Loan Borrowing. The Borrower shall give the Lender its irrevocable notice of borrowing not later than 2:00 p.m., Eastern Time, on the Closing Date, requesting that the Lender make the Loan on the Closing Date.

        2.3 Note The Loan shall be evidenced by a promissory note of the Borrower, jointly and severally, to the order of the Lender dated the Closing Date in the form of Exhibit A hereto with blanks appropriately filled in (the "Note").

        2.4 Use of Proceeds of Loan. The proceeds of the Loan shall be utilized by the Borrower solely to purchase the Assets pursuant to the Asset Purchase Agreement.

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST ON THE LOAN

        3.1 Monthly Payments of Principal and Interest. The Borrower hereby unconditionally promises to repay the principal amount of the Loan, together with interest at the Fixed Rate, in fifty-nine (59) consecutive equal monthly installments of $85,506.15, commencing on the date which is one month after the Closing Date, and a payment on the date which is sixty (60) months after the Closing Date (the "Maturity Date") of the full amount of the then outstanding principal balance of the Loan and all accrued and unpaid interest thereon.

        3.2     Prepayments of the Loan.


        (a) The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty.

        (b) In addition to the monthly principal payments required by subsection 3.1, upon the occurrence of the following events (each of which shall be called a "Mandatory Prepayment Event"), the Borrower shall pay, or cause to be paid, to the Lender:

                (i) 100% of the first $500,000 of Cash Flow, and 50% of all Cash Flow in excess of $500,000, received by FCV1, including all fees and distributions received by FCV1 from FCV, in each twelve (12) month period commencing on the Closing Date and determined in accordance with GAAP; provided, however, for purposes of this subsection 3.2(b)(i) only, the term "Cash Flow" shall not include (AA) any cash received by FCV1 from third parties as reimbursement for expenses incurred by FCV1, (BB) any amounts set aside by FCV1 in good faith on its books and records as a necessary reserve against contingent liabilities in conformity with GAAP, and (CC) amounts estimated to be due and owing by FCV1 in good faith representing its federal and/or state income tax liability for such year with respect to distributions received from FCV during such year (subject to a reconciliation upon preparation of the federal and state income tax returns for such year);

                (ii) 50% of any repayment of principal of the CFG Note on or after the Closing Date (whether by demand, voluntary payment or otherwise); and

                (iii) 50% of all Cash Flow received by the Borrower resulting from, or attributable to, the sale, liquidation or disposition of any assets or property of FR I, FR II, CFCP III and/or CFCP IV, all determined in accordance with GAAP; provided, however, for purposes of this subsection 3.2(b)(iii) only, the term "Cash Flow" shall not include amounts estimated to be due and owing by the Borrower in good faith representing its federal and/or state income tax liability for such year with respect to distributions received by the Borrower during such year (subject to a reconciliation upon preparation of the federal and state income tax returns for such year).

        (c) Any amounts paid pursuant to subsections 3.2(a) and 3.2(b) shall be applied first, to any accrued interest on the Loan and second, to the then outstanding principal installments thereof in the inverse order of maturity.

        3.3     Interest.

        (a) The Borrower hereby unconditionally promises to pay interest on the unpaid principal amount of the Loan, for the period from and including the date of the Loan to but excluding the date the Loan is paid in full, at the Fixed Rate, which interest is included in the monthly payment set forth in subsection 3.1 of this Agreement.

        (b) Overdue principal and, to the extent permitted by law, overdue interest in respect of the Loan shall bear interest at a rate per annum equal to the Fixed Rate plus five percent (5%) per annum.

        (c) Interest shall be payable on the date of each installment of principal due hereunder, on the date of any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

        (d) All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

        3.4 Net Payments. All payments made by the Borrower hereunder shall be made without setoff, counterclaim or other defense. Except as otherwise required by law, all payments made by the Borrower under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If any such taxes, charges, fees, deductions or withholdings are required to be withheld from any amounts payable to the Lender hereunder or under the Note, then the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender the amount of interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        To induce the Lender to enter into this Agreement, to make the Loan, and to accept the Note in partial payment of the Assets pursuant to the Asset Purchase Agreement, the Borrower hereby represents and warrants to the Lender that:

        4.1 Limited Liability Company/Corporate Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that all failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.2 Limited Liability Company/Corporate Power, Authorization, Enforceable Obligations. The Borrower has the limited liability company and authority, and the legal right, to make and deliver the Loan Documents to which it is a party, to perform its obligations under the Loan Documents to which it is a party, and to borrow hereunder, and the Borrower has taken all necessary limited liability company action to authorize the borrowings on the terms and conditions of this Agreement and the Note and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required by the Borrower in connection with the borrowing hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party, except for filings in respect of Liens in favor of the Lender in the Collateral. This Agreement has been, and each other Loan Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        4.3 No Legal Bar. The execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law (except to the extent that all failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) or Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien (other than in favor of the Lender), on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

        4.4 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority which could reasonably be expected to have a Material Adverse Effect is pending or to the Borrower's knowledge, threatened by or against the Borrower or to the knowledge of the Borrower against any of its properties or revenues.

        4.5     No Default. Subject to the receipt of the consents set forth in
Schedule 3.3 of the Asset Purchase Agreement, the Borrower is not in default under or with respect to any of its

Contractual Obligations in any respect that could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        4.6 No Real Property. The Borrower does not own, lease, sublease, license, sublicense, or have any other interest in, any real property.

        4.7 No Burdensome Restrictions. No Requirement of Law applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

        4.8 Taxes. The Borrower has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge which could have a Material Adverse Effect.

        4.9 Federal Regulations. No part of the proceeds of the Loan will be used in any manner which would violate, or result in the violation of, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said or Regulation U, as the case may be.

        4.10 ERISA.The Borrower does not, and will not, have any employees or Plans.

        4.11 Investment Company Act; Public Utility Holding Company Act; Other Regulations. The Borrower is not required to register as an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or a subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X) which limits its ability to incur Indebtedness.

        4.12 Assets. The Borrower has been formed for the sole purpose of acquiring the Assets; it has no prior operating history; it has no assets or property other than the capital contributions of its members and, after giving effect to the Loan and the purchase of the Assets, it will have no assets or property other than the Assets and the capital contributions of its members.

        4.13 No Insolvency. The Borrower is not insolvent or has unreasonably small capital with which to conduct its business. The Borrower will not be rendered insolvent by the execution of this Agreement, the Note or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby.

        4.14 No Offsets. The Borrower has no claim, counterclaim, offset or defense with respect to the Loan or any other objection of the Borrower under this Agreement, the Note or the other Loan Documents to which it is or will be a party.

        4.15 CFG Note. CRCA has made no demand for payment under the CFG Note; no default exists under the CFG Note and CFG has neither made or threatened to make any claim, or raised or threatened to raise any defense, against payment by CFG under or with respect to the CFG Note; CRCA has not consented or agreed to any waivers or amendments to the CFG Note; and the current outstanding principal balance of the CFG Note is $9,719,798.00.

        4.16 Sole Member of Borrower. Patrick L. Beach is the sole member of CRCA (unless Patrick L. Beach's has transferred a portion of his membership interests in CRCA to one or more permitted transferees pursuant to the provisions of this Agreement), and CRCA is the sole member of GP3 and GP4.

SECTION 5. CONDITIONS PRECEDENT

        The agreement of the Lender to make the Loan and to accept the Note in partial payment of the Assets pursuant to the Asset Purchase Agreement is subject to the satisfaction, immediately prior to or concurrently with the making of the Loan on the Closing Date, of the following conditions precedent:

        5.1 Loan Documents. The Lender shall have received (i) this Agreement and the Note, executed and delivered by a member of the Borrower; (ii) the Security Documents, executed and delivered by a member of the Borrower or Patrick L. Beach, as applicable, and (iii) the CFG Note, duly indorsed in blank by CRCA, and the certificates representing shares of stock constituting Collateral and pledged pursuant to the Security Documents, together with appropriately signed and undated stock powers for each such certificate, all of the foregoing to be held by the Lender in accordance with the terms and conditions of the Security Documents applicable thereto. The Security Documents shall contain terms, conditions and covenants that are customary for commercial loan security documents covering collateral similar to the Collateral and granting a first priority perfected security interest therein in favor of the secured party.

        5.2 Closing Certificates of Borrower. The Lender shall have received certificates of a member of the Borrower, dated the Closing Date; (i) attaching the certified Articles of Organization of the Borrower evidencing filing with the Michigan Corporation and Securities Bureau; (ii) attaching a certified true and complete copy of the Limited Liability Company Agreement of the Borrower, and all amendments thereto; (iii) attaching the resolutions of the sole member of the Borrower with respect to the transactions contemplated hereby; and (iv) certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate; such certificate (and the attachments thereto) shall be in form and substance satisfactory to the Lender.

        5.3 Entity Structure. The Lender shall be satisfied with (i) the legal structure and capitalization of the Loan Parties, including the terms and conditions of the formation and organizational documents of the Loan Parties and of each agreement or instrument relating to such structure or capitalization thereof, and (ii) the non-consolidation under the Federal Bankruptcy Code and the bankruptcy-remote limited liability company status of the Borrower with respect to CFG and its affiliates and the members of the Borrower, including having an independent manager of the Borrower, and having customary "separateness" terms, covenants and conditions in the Borrower's Limited Liability Company Agreements and/or Certificates of Organization and/or the Loan Documents.

        5.4 Legal Opinions. The Lender shall have received an executed legal opinion of Shumaker, Loop & Kendrick, LLP, counsel to the Borrower, in form and substance satisfactory to the Lender covering the valid existence of the Borrower, the due authorization, execution and delivery of the Loan Documents to which the Borrower is a party, the actions required under applicable state law to validly create, attach and perfect the security interests granted in the Collateral in favor of the Lender under the Security Documents, and such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

        5.5 Actions to Perfect Liens. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, necessary or, in the reasonable opinion of the Lender, desirable to perfect the Liens created by the Security Documents have been made.

        5.6 Lien Searches. The Lender shall have received the results of a recent search by a Person reasonably satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to the Collateral, and the results of such search shall be reasonably satisfactory to the Lender. The Lender shall have received evidence satisfactory to it that there are no Liens against the Collateral.

        5.7     Merger. The Merger shall be effective.

        5.8 Asset Purchase Agreement. The Lender shall have received, in form and substance satisfactory to it, a fully executed copy of the Asset Purchase Agreement, including all schedules and exhibits thereto.

        5.9 Financing Statements. The Lender shall have received authorization and/or ratification of its authorization from the Loan Parties for the Lender to file initial financing statements in any Uniform Commercial Code jurisdiction covering the Collateral.

        5.10 No Default or Event of Default; Representations and Warranties True. No Default or Event of Default shall have occurred and be continuing, and the representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be true and correct on and as of the Closing Date as though made on and as of such date.

        5.11 Consents Obtained under the Asset Purchase Agreement. The Borrower shall have obtained all of the consents set forth in Schedule 3.3 of the Asset Purchase Agreement, except as otherwise permitted pursuant to Section
9.1 thereof.

        5.12 No Bankruptcy Filings By or Against CFG. CFG shall not have commenced any case, proceeding or other action under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; CFG shall not have made a general assignment for the benefit of its creditors; and there shall not have been commenced against CFG any case, proceeding or other action of a nature referred to above in this subsection 5.12.

        5.13 Miscellaneous. The Lender shall have received such other opinions, agreements or documents, in form and substance satisfactory to the Lender, as the Lender reasonably requests; provided however, that no opinion shall be required as to non-consolidation under the Federal Bankruptcy Code.

SECTION 6. AFFIRMATIVE COVENANTS

        The Borrower hereby agrees with the Lender that, so long as all or any portion of the Loan is outstanding or remains unpaid or any other amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each Subsidiary to:

        6.1     Financial Statements. Furnish, or cause to be furnished, to the
Lender:

        (a) as soon as available, but in any event within 90 days after the end of each fiscal year of CRCA, commencing with fiscal year ending December 31, 2001, a copy of the unaudited balance sheet (or consolidated unaudited balance sheet, if applicable) of CRCA (and its consolidated Subsidiaries, if applicable) as at the end of such year and the related unaudited statements of income and retained earnings and of cash flows of CRCA and its consolidated Subsidiaries, if any, for such year, setting forth in each case in comparative form the figures for the previous year, certified by the sole member of CRCA;

        (b) as soon as available, but in any event within 90 days after the end of each fiscal year of CFG, commencing with fiscal year ending December 31, 2001, a copy of the unaudited balance sheet (or consolidated unaudited balance sheet, if applicable) of CFG (and its consolidated Subsidiaries, if applicable) as at the end of such year and the related unaudited statements of income and retained earnings and of cash flows of CFG and its consolidated Subsidiaries, if any, for such year, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer or Treasurer of CFG;

        (c) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of CRCA, the unaudited balance sheet (or consolidated unaudited balance sheet, if applicable) of CRCA (and its consolidated Subsidiaries, if applicable) as at the end of such fiscal quarter and the related unaudited statements of income and retained earnings of CRCA and its consolidated Subsidiaries, if any, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the sole member of CRCA (subject to normal year-end audit adjustments); and

        (d) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of CFG, the unaudited balance sheet (or consolidated unaudited balance sheet, if applicable) of CFG (and its consolidated Subsidiaries, if applicable) as at the end of such fiscal quarter and the related unaudited statements of income and retained earnings of CFG and its consolidated Subsidiaries, if any, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer or Treasurer of CFG (subject to normal year-end audit adjustments);


all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        6.2     Compliance Certificates; Other Information. Furnish to the
Lender:

        (a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(c), a certificate of a member of the Borrower stating that, to the best of such member's knowledge, during such period (A) no Subsidiary has been formed or acquired, and (B) the Borrower has observed or performed all of its material covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such member has obtained no knowledge of any Mandatory Prepayment Event or Default or Event of Default except as specified in such certificate;

        (b) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

        6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity in accordance with customary terms or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any Subsidiary, as the case may be.

        6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as conducted by it immediately subsequent to the purchase of the Assets, and preserve, renew and keep in full force and effect its limited liability company existence and take all reasonable action to maintain all rights, privileges and franchises necessary or (in the reasonable judgment of the Borrower) desirable in the normal conduct of its business; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

        6.5 Maintenance of Property; Insurance. Maintain with financially sound and reputable insurance companies reasonably acceptable to the Lender insurance policies on all its material property and businesses, including any insurance reasonably required by the Lender, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business;

        6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, except to the extent that all failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (upon reasonable advance notice, when no Default or Event of Default has occurred and is continuing) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and any Subsidiary with officers and key employees of the Borrower and any Subsidiary.

        6.7     Notices. Promptly give notice to the Lender of:


        (a)     the occurrence of any Default or Event of Default;

        (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

        (c) any (i) litigation or proceeding to which the Borrower or any Subsidiary is a party in which the amount claimed against the Borrower or any Subsidiary is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought or (ii) other litigation or proceeding affecting the Borrower or any Subsidiary of which the Borrower has knowledge and which could reasonably be expected to have a Material Adverse Effect;

        (d) the occurrence of (i) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole, or (ii) any development or event which could reasonably be expected to have a Material Adverse Effect on the rights or remedies of the Lender hereunder or under any of the other Loan Documents; and

        (e) any (i) Lien (other than the Liens permitted in subsection 7.2) on any of the Collateral, or (ii) other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of Collateral or on the Lender's Lien on the Collateral.

        Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a member of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

        6.8     Further Assurances.

        (a) Upon the request of the Lender, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of all applicable Requirements of Law which are necessary or reasonably advisable to maintain in favor of the Lender, for the benefit of the Lender, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

        (b) Upon request of the Lender, promptly provide such documents in respect of any aspect or consequence of the transactions contemplated hereby as the Lender shall reasonably request.

        6.9 Use of Proceeds the Loan. The proceeds of the Loan shall be utilized by the Borrower solely to partially finance the purchase of the Assets pursuant to the Asset Purchase Agreement.

        6.10 Delivery of CFG Note to Trustee upon Default or Bankruptcy of CFG. If CFG shall fail to make any payment of principal and interest under the CFG Note within five (5) days of demand, or CFG shall have commenced any case, proceeding or other action under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or CFG shall have made a general assignment for the benefit of its creditors; or there shall have been commenced against CFG any case, proceeding or other action of a nature referred to above in this subsection 6.10, then CRCA and the Lender agree either (i) that the Lender will promptly deliver the CFG Note to a third party or trustee (the identity of such third party or trustee, the terms and conditions under which it will hold the CFG Note and take the actions contemplated hereby are to be mutually agreed upon by CRCA and the Lender in good faith as soon as is reasonable after the date of this Agreement) in order that such third party or trustee may independently and objectively decide the best course of action to realize the maximum collection value of such note, or (ii) CRCA and the Lender will enter into a standstill agreement having terms and conditions mutually acceptable to such parties pursuant to which the Lender will permit CRCA a finite period of time (not to exceed 180 days) to effect a payment settlement or scheduled payment plan with CFG (on terms satisfactory to the Lender), prior to the Lender exercising its remedies pursuant to the Security Documents.

SECTION 7. NEGATIVE COVENANTS

        The Borrower hereby agrees with the Lender that, so long as all or any portion of the Loan is outstanding or remains unpaid or any other amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall not, without the prior written consent of the Lender do any of the following; provided, however, that with respect to GP3 or GP4, nothing herein shall be construed to prohibit or limit the fulfillment of its respective duties, obligations and responsibilities as general partner of CFCP III or CFCP IV, as the case may be, in the ordinary course of business:

        7.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness of the Borrower under this Agreement.

        7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon the Collateral or any of its property, assets or revenues, whether now owned or hereafter acquired, except for Liens in favor of the Lender.

        7.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation.

        7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or acquire by purchase or otherwise, all or substantially all of the property, business or assets, or any stock or other evidence of beneficial ownership of, any Person other than the purchase of the Assets, or modify or amend its Certificate of Formation or Limited Liability Company Agreement.

        7.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the Assets after purchase pursuant to the Asset Purchase Agreement), whether now owned or hereafter acquired, except for transactions effected in compliance with subsection 3.2(b) of this Agreement.

        7.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or interests in, or any assets constituting a business unit of, or make any other investment in, any Person, including, without limitation, the establishment, acquisition or creation of a subsidiary, except with respect to the purchase of the Assets pursuant to the Asset Purchase Agreement.

        7.7 Limitation on Lines of Business. Enter into any business except the business of purchasing and holding the Assets.

        7.8 Limitation on Amendment of CFG Note, Articles of Organization, Limited Liability Company Agreement, Etc. Amend its Articles of Organization or Limited Liability Company Agreement, or amend, consent to or suffer to exist any amendment of, the CFG Note or any underlying formation or other document affecting the Collateral, including the limited partnership agreements, articles of incorporation, by-laws, articles of formation, limited liability company agreement or other formation and organizational and governing documents of FR I, FR II, FCV1, FCV, CFCP III or CFCP IV; provided, however, that any amendment may be adopted with respect to the foregoing documents of FR I, FR II, FCV1, FCV, CFCP III or CFCP IV that does not materially impair the value of the Collateral or any of the foregoing or cause the Cash Flow from any of the foregoing to be materially reduced.

SECTION 8. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

        (a) The Borrower shall fail to make any payment of principal and interest or any other amount payable hereunder, including any mandatory prepayment required pursuant to subsection 3.2(b) of this Agreement, within five (5) days of the date due in accordance with the terms hereof; or

        (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by such Person at any time under or in connection with any of the foregoing, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

        (c) The Borrower shall default in the observance or performance of any agreement contained in Section 7 hereof and such default is not cured within ten (10) days after Borrower receives notice from Lender of such default; or

        (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section 8) or in any other Loan Document, and such default is not cured within twenty (20) days after Borrower receives notice from Lender of such default; provided, however, that if such default is of such nature that it can be corrected but not within the aforementioned 20-day cure period, then such default shall not constitute an Event of Default so long as Borrower institutes curative action within the aforementioned 20-day cure period and diligently pursues that action to completion and cure within fifteen (15) days following the end of the aforementioned 20-day cure period; or

        (e) (i) The Borrower or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof, or (iv) the Borrower or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        (f) One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of

$100,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

        (g) The Security Documents shall cease for any reason to be in full force and effect after the Closing Date, or the Borrower or any other Loan Party thereto shall so assert, or the Lien created by each Security Document in the Collateral described therein (subject to the right of the Lender to terminate the economic benefits of ownership of CFCP III and CFCP IV acquired by GP3 and GP4, respectively, pursuant to Section 9.1(b) of the Asset Purchase Agreement) shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

        (h) Any Change of Control of the Borrower shall have occurred; provided, however that, in the case of the death or permanent incapacity of Patrick L. Beach, representatives of Patrick L. Beach shall have thirty (30) days in which to present to the Lender for its approval (which approval shall be in the sole and absolute discretion of the Lender) a reasonably acceptable replacement member or manager of CRCA;


then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) of this Section 8 with respect to the Borrower, the Loan (with accrued interest thereon) and all other amounts owing under this Agreement shall automatically become immediately due and payable, and
(B) if such event is any other Event of Default, the Lender may by notice to the Borrower declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Upon the occurrence of an Event of Default, the Lender shall, without limiting any other right or remedy available to it, have the right to exercise all rights and remedies in the Security Documents which apply following the occurrence of an Event of Default, subject to applicable law.

SECTION 9. MISCELLANEOUS

        9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection 9.1. The Lender may, from time to time, (a) enter into with the Borrower and/or any other Loan Party written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender, the Borrower or other Loan Party hereunder or thereunder, or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower and the Lender and all future holders of the Loan. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

        9.2 Notices. Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

If to CRCA, GP3 or GP4:

        c/o CRC Asset Acquisition LLC
        24 Frank Lloyd Wright Drive
        Lobby L, 4th Floor
        Ann Arbor, MI 48106
        Attention: Patrick L. Beach
        Facsimile: (734) 994-1376
        E-mail:  pbeach@captec.com


with a copy to:

        Shumaker, Loop & Kendrick, LLP
        1000 Jackson St.
        Toledo, Ohio 43624
        Attention: James I. Rothschild
        Facsimile: (419) 241-6894
        E-mail:  jrothsch@slk-law.com


If to the Lender:

        Commercial Net Lease Realty, Inc.
        450 South Orange Avenue, Suite 900
        Orlando, Florida 32801
        Attention: Kevin Habicht, Chief Financial Officer
        Facsimile: (407) 650-1044
        E-mail:  kevin_habicht@cnlreit.com
with a copy to:

        Commercial Net Lease Realty, Inc.
        450 South Orange Avenue, Suite 900
        Orlando, Florida 32801
        Attention:  Julian E. Whitehurst, Esq.
        Facsimile:  (407) 843-4444
        E-mail:  jay.whitehurst@lowndes-law.com

with a copy to:

        Shaw Pittman
        2300 N. Street, N.W.
        Washington, D.C. 20037
        Attention:  John M. McDonald, Esq.
        Facsimile:  (202) 663-8007
        E-mail:  john.mcdonald@shawpittman.com

provided that any notice, request or demand to or upon the Lender pursuant to subsection 2.2 or 3.2 shall not be effective until received.

        9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

        9.5 Expenses. The Borrower agrees to pay or reimburse the Lender for all out-of-pocket costs and expenses of Lender (including, without limitation, reasonable attorney fees) in connection with (i) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Borrower hereunder, and (ii) enforcement of this subsection 9.5. The obligations of the Borrower under this subsection 9.5 shall survive the repayment of the Loan.

        9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Lender, except that rights and obligations under this Agreement may be assigned in part to a transferee of membership interests in CRCA to the extent such transfer is permitted under the terms of this Agreement, does not constitute a Change in Control, and remains subject to the Lien of the Lender under the Security Documents and the other terms and conditions of this Agreement.

        9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

        9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.9 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        9.11 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

        (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

        (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

        (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

        (e) waives, except in the case of bad faith, willful misconduct or gross negligence (and otherwise to the maximum extent not prohibited by law), any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 9.11 any special, exemplary, or consequential damages.

        9.12    Acknowledgments. The Borrower hereby acknowledges that:

        (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, and will be advised by counsel in the negotiation, execution and delivery of the other Loan Documents on the Closing Date;

        (b) The Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender and the Borrower, in connection herewith is solely that of debtor and creditor; and

        (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower, the other Loan Parties and the Lender.

        9.13 WAIVERS OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.


            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       LENDER:

                                       COMMERCIAL NET LEASE REALTY, INC.,


                                       By: /s/ GARY M. RALSTON
                                          ----------------------------
                                          Name: Gary M. Ralston
                                          Title: President



                                       BORROWER:

                                       CRC ASSET ACQUISTION, LLC,


                                       By: /s/ PATRICK L. BEACH
                                          ----------------------------
                                          Patrick L. Beach
                                          Member


                                       GP3 ASSET ACQUISTION, LLC,
                                              By: CRC Asset Acquisition, LLC,
                                              as sole member


                                       By: /s/ PATRICK L. BEACH
                                          ----------------------------
                                          Patrick L. Beach
                                          Member


                                       GP4 ASSET ACQUISTION, LLC,
                                              By: CRC Asset Acquisition, LLC,
                                              as sole member


                                       By: /s/ PATRICK L. BEACH
                                          ----------------------------
                                          Patrick L. Beach
                                          Member